SEPARATION AGREEMENT AND RELEASE

            This Separation and Release Agreement (the “Agreement”) is made as of the 6th day of January, 2016 by and between Northstar Healthcare Acquisitions, LLC, a Delaware corporation, Northstar Healthcare Inc., a corporation incorporated under the laws of British Columbia, Nobilis Health Corp., as well as its and their parents, subsidiaries and affiliates (collectively the “Company”), and Chris Lloyd (“Employee”). If Employee signs and does not revoke this Agreement, then it shall become effective on the date described in Section 11 below.

            A.          Employee is separating from employment with Company by his resignation of employment;

            B.          Employee and Company are parties to an Executive Employment Agreement dated and effective November 26, 2014, as amended (the “Employment Agreement”);

            C.          Employee and Company both expressly agree that the terms of this Agreement supersede any contradicting term in the Employment Agreement;

            D.          Employee elects to receive compensation and related benefits under this Agreement under the terms and conditions set forth below; and

            E.          Company and Employee desire the separation from employment to be governed by the terms and conditions of this Agreement and the Employment Agreement, as amended herein.

AGREEMENT

            Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

            1.          Separation Date. Employee’s employment with Company shall be terminated effective January 6, 2016 (the “Separation Date”). As of the Separation Date, Employee hereby resigns from all offices and other positions in any capacity (including as an officer, director, manager, member, agent and employee) with the Company and any direct or indirect subsidiary or affiliate of the Company.

            2.          Severance Compensation. In exchange for the promises and covenants contained in this Agreement as well as the Employment Agreement, and in lieu of the compensation and severance benefits set forth in the Employment Agreement, Company agrees to provide Employee with the following payments (collectively the “Severance Compensation”):

                          Company shall pay Employee severance pay in an amount equal $660,000.00, which shall be paid in two, equal payments of $330,000.00 the first being made on the Effective Date and the second being made on January 31, 2016. Payment shall be made by wire transfer to Employee’s bank account. All payments to Employee hereunder shall be reduced by such amounts as are required to be withheld by law. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.

            Employee acknowledges that he has received all accrued wages and accrued but unused vacation owing through the Separation Date. Employee further acknowledges that except for the Severance Compensation, Employee’s accrued wages and any accrued but unused vacation, and any other amounts specifically described herein (including other cash payments, stock, and other compensation), Employee is not now and shall not in the future be entitled to any other compensation from Company including, without limitation, other wages, commissions, bonuses (including any payout under the Company’s 2015 short term incentive plan for senior management), vacation pay, holiday pay, equity, stock, stock options, paid time off or any other form of compensation or benefit.

            3.          Amendment of Notice Period. The parties agree that the 30-day notice requirement and 10-day cure period in Section 5 of the Employment Agreement shall not apply and the notice periods herein shall apply.

            4.          Employee Benefit Plans. Employee’s group health benefits shall continue until the January 31, 2016. Thereafter, Employee may be eligible to further continue his group health benefits at his own expense under COBRA or similar state law. Except as stated in this Section, Employee shall be entitled to Employee’s rights under Company’s benefit plans as such plans, by their provisions, apply upon Employee’s separation.

              5.          Equity.

                           A.        To the extent applicable, the terms and conditions of the First Amended Northstar Healthcare, Inc. Stock Option Plan (the “Plan”) and the Stock Option Agreement(s) executed by Employee pursuant thereto (collectively the “Option Agreements”) are incorporated herein by reference and shall survive the signing of this Agreement. Pursuant to the Plan and Options Agreements, Employee has been granted options to purchase a total of 1,500,000 shares of the Company’s non-voting Common Stock (the “Options”). As of the Separation Date, Employee shall have vested in options to purchase a total of 1,000,000 shares of the Company’s non-voting Common Stock (the “Vested Options”). 548,218 of the Vested Options may be exercised by Employee at a purchase price of CAD $1.87 per share and 451,782 of the Vested Options may be exercised by Employee at a purchase price of CAD $3.44 per share. Employee shall not be permitted to vest in any additional options or other forms of Company equity following the Separation Date. Employee shall retain the right to exercise the Vested Options during the ninety (90) day period following the Separation Date or the applicable time period set forth in the Plan and Option Agreements; otherwise, the Options shall terminate in accordance with the provisions of the Plan. Any part of the Options that are not vested as of the Separation Date shall be forfeited. The parties mutually agree that Employee shall forfeit any entitlement to the RSUs described in the last sentence of Section 4(c) of the First Amendment to the Employment Agreement.

                          B.        Employee holds 3,143,746 shares of common stock in Nobilis Health Corp. (the “Employee Common Shares”) some of which were issued pursuant to that certain Confidential Agreement by and between Northstar Healthcare Subco, LLC, Nobilis Health Corp., Athas Health Corp., North American Laserscopic Institute, LLC, and various Athas Sellers, made effective June 30, 2015 (the “Confidential Agreement”). All Employee Common Shares are subject to certain restrictions found in Section 2 of the Confidential Agreement (the “Sales Restrictions”). On the Effective Date, the Company agrees that the Sales Restrictions placed on the Employee Common Shares, are hereby removed and eliminated. The Company and Employee further agree that this Section constitutes an amendment of the Confidential Agreement to remove Section 2(a) through (h) as it applies to the Employee Common Shares, and it is the intent of the parties that no provision set forth in Section 2(a) through (h) of the Confidential Agreement shall constitute a restriction on Employee’s ability to transfer the Employee Common Shares. Moreover, Company agrees to work with Employee in good faith to remove all contractual lock-up legends on all of Employee’s stock as soon as possible. Notwithstanding anything herein, Employee shall remain subject to any trading or resale restrictions imposed under applicable U.S. and Canadian securities laws and regulations, and Employee hereby undertakes to comply in all respect with any such laws and regulations.

            6.          Company Property. Employee shall promptly return to Company all property belonging to Company, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, business plans, and all other property and documents that Employee prepared or received in connection with his employment with Company. Employee shall deliver to Company in writing all passwords necessary to access databases or otherwise used in the course of Employee’s employment for Company, identifying for each such password, the applicable program, database, service or other purpose for which the password is used. Employee, however, may keep his company laptop with the assurance that he has transferred all company related files and data from the laptop to the Company.

            7.          Removal of Employee as Guarantor. Company agrees to remove Employee as card holder, account holder, or otherwise for any credit cards, or similar financial agreements. In the interim, Company agrees to keep all such accounts active and in good standing. Company also agrees to close all credit cards, or similar financial agreements that include Employee as a guarantor in the event the accounts cannot remain open without Employee as a guarantor.

            8.          Reimbursements. Company shall reimburse Employee’s reasonable business expenses incurred through the Separation Date in accordance with Company policies regarding reimbursements and documentation of expenses. Employee shall submit his reimbursement request for outstanding expenses no later five (5) business days following the Separation Date.

            9.          Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.

            10.        EMPLOYEE RELEASE OF ALL CLAIMS. In consideration of the benefits provided in this Agreement, Employee covenants not to sue and releases Company and its related corporations, parents, subsidiaries, affiliates, successors and assigns, and its and their respective directors, officers, shareholders, partners, members, agents, employees, attorneys, and insurers, from any and all liability, damages or causes of action whatsoever, whether known or unknown, whether in tort, contract, or under local, state or federal statute. Employee understands and acknowledges that this release includes, but is not limited to: (A) any claim for reinstatement, re-employment, attorneys’ fees, wages, stock, stock options, restricted stock units, or additional compensation in any form, (B) any claim for breach of verbal or written contract, defamation, promissory estoppel, wrongful termination, whistleblower or other form of retaliation, breach of the covenant of good faith and fair dealing, interference with contractual relations, intentional or negligent infliction of emotional distress, misrepresentation, deceit, fraud, or negligence, (C) any claim for discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, citizenship, national origin, military service, ancestry, sexual orientation or any other factor protected by federal, state or local law, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act (FLSA), the Family Medical Leave Act of 1993 (FMLA), the Worker Adjustment Retraining and Notification Act (WARN), the Uniformed Services Employment and Re-employment Rights Act (USERRA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1975 (ERISA), Executive Order 11246, the Sarbanes-Oxley Act, the National Labor Relations Act (NLRA), the Texas Commission on Human Rights Act, the Texas Payday Act, the Texas Equal Pay Law, the Texas Anti-Retaliation Act, the Texas Hazard Communication Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and any similar Texas or other state fair employment practices statutes (all as amended) relating to Employee’s employment or association with Company or the termination of that employment and association, and (D) any other claim relating to Employee’s employment or association with Company, or the termination of that employment and association, under any federal or Texas or any other state or local law, statute or regulation.

            Notwithstanding the foregoing, this section does not: (i) release Company from any obligation expressly set forth in this Agreement; (ii) release Company from any prior obligation to advance, pay or reimburse expenses, fees, costs, judgments, penalties or fines incurred by or imposed upon Employee, pursuant to the indemnification provisions in the Articles of Incorporation of the Company and any and all Resolutions approved and adopted by the Company’s Board of Directors; (iii) waive or release any legal claims which Employee may not waive or release by law, including obligations under workers’ compensation laws and unemployment benefits laws; (iv) prohibit Employee from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; (v) prohibit Employee from participating in any investigation or proceeding conducted by the EEOC or similar state agency; or (vi) release any rights to indemnification or coverage under directors and officers liability insurance policies Employee may have under his Employment Agreement, the Company’s articles of organization or bylaws, and any rights Employee may have under any applicable directors and officers insurance policies maintained by Company; provided however, that Employee shall not be entitled to indemnification or advancement for any expenses or liabilities, including, but not limited to any attorney's fees, amounts paid in settlement and any related costs, arising out of or resulting from any litigation matters settled or otherwise resolved by Employee prior to the date hereof without the Company's prior written consent. Notwithstanding the foregoing, Company retains the right to seek immediate dismissal of such charge or complaint on the basis that Employee’s signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Employee under this Agreement in the event Employee successfully challenges the validity of this release and prevails in any claim.

            11.        EMPLOYEE RELEASE OF RIGHTS UNDER OLDER WORKERS’ BENEFIT PROTECTION ACT. In accordance with the ADEA and Older Workers’ Benefit Protection Act (collectively, the “Act”), Employee acknowledges that: (A) he has been, and hereby is, advised in writing to consult with an attorney prior to executing this Agreement; (B) he is aware of certain rights to which he may be entitled under the Act; (C) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which he would otherwise not be entitled; (D) by signing this Agreement, he shall not waive rights or claims under the Act which may arise after the execution of this Agreement; (E) Employee has been given a period of at least twenty-one (21) days to consider this offer; (F) in the event he has not executed this Agreement within such 21-day period, the offer shall expire; (G) in the event Employee signs the Agreement prior to 21 days, he does so voluntarily; (H) any changes to the terms of the Agreement, whether material or immaterial shall not re-start the 21-day consideration period; (I) Employee has a period of seven (7) days from the date of execution in which to revoke this Agreement by written notice sent to the following:

Nobilis Health Corp.
11700 Katy Freeway Ste. 300
Houston, Texas 77079
Attention: General Counsel

and (J) in the event Employee does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above (the “Effective Date”).

            12.        Indemnity. Company shall indemnify and hold harmless Employee from any liability related to any credit cards, or similar financial agreements that include Employee as an account holder or joint account holder (this includes a negative impact to Employee’s credit rating as a result of misuse or nonpayment of any of these items for which Employee is an account holder or joint account holder), except for any expenses or charges that are not reimbursable expenses under the Company’s policies.

            13.        Fee Reimbursement. The Company shall reimburse Employee for attorneys’ fees incurred in connection with Employee’s negotiation and execution of this Agreement in an amount not to exceed $17,500.

            14.        Other Agreements and Covenants. Employee understands that he remains bound by all agreements with Company with regard to confidential information, assignment of rights in intellectual property, non-competition and non-solicitation that by their terms remain in effect notwithstanding the termination of employment. Without limiting the foregoing, Employee expressly acknowledges and agrees that Sections 6 and 7 of his Employment Agreement shall remain in full force and effect pursuant to its terms and that Employee shall honor and abide by his covenants thereunder.

            15.        Non-Disparagement. Employee shall not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders).

            16.        Non-Disclosure. Employee shall not disclose the existence of this Agreement or any of the terms or details of this Agreement, to any third parties, except to: (A) immediate family members (provided that Employee shall obtain the agreement of any such immediate family member to maintain the confidentiality of this Agreement), (B) legal counsel and accountants, and (C) financial planners (provided that Employee shall obtain the agreement of any such financial planner to maintain the confidentiality of this Agreement), and (D) as may be required by law. Any breach of confidentiality by such person shall be considered a breach by Employee of this Section 16.

            17.        Cooperation. During Employee’s employment and thereafter, Employee shall cooperate fully with Company in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment with the Company, including, without limitation: (A) being available upon reasonable notice to meet with Company regarding matters in which Employee has been involved (including contract matters or audits); (B) assisting Company in transitioning Employee’s job duties to other Company personnel or contractors; (C) assisting with any audit, inspection, proceeding or other inquiry by a private or public entity; and (D) as requested by Company, assisting in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Company (including claims or actions against its affiliates and its and their officers and employees), including acting as a witness, providing affidavits, and preparing for, attending and participating in any legal proceeding (including depositions, consultation, discovery or trial) in connection with such claim or action. Company shall make reasonable efforts to minimize disruption of Employee’s other activities. Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation, including reasonable attorney fees, and, to the extent that Employee is required to spend more time than answering periodic, reasonable phone calls on such matters, Company shall compensate Employee at an hourly rate of $150/hour.

            18.        Consulting. Company shall compensate Employee at an hourly rate of $150/hour for any consulting needs following his departure from employment. If Employee provides consulting services to Company, Employee will submit a reasonably detailed written report including the time and services rendered to Company.

            19.        No Admission of Liability. The parties agree that nothing in this Agreement, its contents, and any payments made under it, shall be construed as an admission of liability on the part of Company or Employee. Employee acknowledges and agrees that neither race, sex, age, disability or other protected status played any role in Employee’s separation of employment.

            20.        Remedies for Breach. If Employee breaches any material term of this Agreement (including, without limitation, Sections 6, 9, 10, 15, 16 and 17 of this Agreement and Sections 6 and 7 of the Employment Agreement, each of which shall be deemed to be material terms), then Company shall be relieved of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Severance Compensation already provided to Employee pursuant to Section 2 of this Agreement.

            21.        Disputes.

                          A.        The parties to this Agreement have determined that they would prefer to arbitrate any dispute arising between them, instead of going to court before a judge or jury, and both hereby voluntarily agree that, except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, or Employee’s employment with, or termination of employment from, the Company, shall be submitted exclusively to binding arbitration in Dallas, Texas before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”); provided that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that, the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator's written decision shall include findings of fact and conclusions of law and the award of the arbitrator shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law.

                          B.        Notwithstanding the foregoing terms of Section 21.A above, Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in Sections 6 or 7 of the Employment Agreement, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if Employee breaches, or threatens to breach, Sections 6 or 7 of the Employment Agreement, Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach, provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 21.A.

            22.        Miscellaneous.

                          A.        This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

                          B.        This Agreement shall be binding upon Employee’s heirs, executors, and administrators and may be assigned and enforced by Company, its successors and assigns.

                          C.        The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

                          D.        The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                          E.        Except as expressly stated in this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. For purposes of clarity, other than as amended herein, Employee acknowledges and agrees that Sections 6, 7, 8, and 9 of the Employment Agreement shall survive the termination of Employee’s employment with Company and the execution of this Agreement.

                          F.        Employee acknowledges that (i) he has been given sufficient time to consider this Agreement, (ii) he has carefully read and understands this Agreement, (ii) he has consulted with an attorney prior to executing this Agreement, (iv) he has signed it voluntarily and without reliance upon any promises other than those contained in this Agreement; and (v) this Agreement is not effective until it has been signed by both parties.

                          G.        This Agreement may be executed in two or more counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or pdf copies of such signed counterparts may be used in lieu of the originals for any purpose.

            IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer, as of the day and year stated below.

EMPLOYEE	COMPANY

/s/Chris Lloyd	/s/ Kenny Klein

__________________________________	__________________________________
Chris Lloyd	Kenny Klein, CFO

Date: January 6, 2016	Date: January 6, 2016